                                                                     EXHIBIT 2.1
                      AGREEMENT AND PLAN OF REORGANIZATION

                  This Agreement and Plan of Reorganization is made as of the 16th day of December, 1996, among Champion Financial Corporation, a Utah Corporation having its principal place of business at 19 Hillsyde Court, Cockeysville, Maryland 21030 ("CFC"), Paul F. Caliendo, an individual residing at 8075 E. Dale Lane, Scottsdale, AZ 85262 ("Caliendo") and Stephen J. Carder, an individual residing at 8417 E. Whispering Wind Drive, Scottsdale, AZ 85255 ("Carder"). Caliendo and Carder are referred to collectively in this Agreement as the "NHBC Shareholders."

                                    RECITALS

         The NHBC Shareholders own all the issued and outstanding shares of capital stock of National Health Benefits & Casualty Corporation, a Nevada corporation ("NHBC"). NHBC is the successor, through merger, of National Health Benefits Corporation and National Property Casualty Corporation, both Arizona corporations. References in this Agreement to NHBC, in so far as such references refer to the period prior to such merger shall be deemed to refer to NHBC and such predecessor corporations. CFC desires to acquire from the NHBC Shareholders, and the NHBC Shareholders desire to transfer to CFC, solely in exchange for voting common stock of CFC, 1,000,000 shares, constituting 100% of the outstanding capital stock, of NHBC pursuant to a plan for a tax-free reorganization within the meaning of Section 368 (a)(1) of the Internal Revenue Code of 1986, as amended.

                                    AGREEMENT

         The parties therefore agree as follows:

 1.       TERMS OF EXCHANGE.

          (a) On the Closing Date (as hereinafter defined), and upon the terms and subject to the conditions set forth in this Agreement, each of the NHBC Shareholders will transfer, assign and deliver to CFC 500,000 shares of the Common Stock, par value $.001 per share, of NHBC (the "NHBC Shares"), constituting together 100% of the outstanding capital stock of NHBC, free and clear of all liens, claims, pledges and encumbrances of any kind whatsoever. Certificates evidencing such shares will be delivered to CFC on the Closing Date, duly endorsed, or with appropriate stock powers attached, for transfer to CFC with all necessary transfer tax stamps, if any, affixed or provided for.

          (b) In full consideration and exchange for the NHBC Stock, CFC shall issue and deliver to each of the NHBC Shareholders on the Closing Date 1,100,000 fully paid and non-assessable shares of the voting Common Stock, par value $.001 per share, of CFC. The shares of CFC to be issued and delivered to the NHBC Shareholders herein shall constitute the sole and exclusive consideration to be delivered to Caliendo and Carder in exchange for the NHBC Shares. The 1,000,000 shares of NHBC stock to be transferred to CFC, and the 2,200,000 shares of CFC stock to be issued to the NHBC Shareholders (the "CFC Shares") shall be subject to appropriate adjustment for any exchange, stock split, stock dividend or other reclassification or changes or consolidation or reorganization of NHBC or CFC between the date hereof and the Closing.

2. DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below.

         (a) "BUSINESS" shall mean the business previously carried on by National Health Benefits Corporation and National Property Casualty Corporation of operating a national preferred provider organization and providing related services and products designed to reduce the costs of medical care, all as more fully described in a certain Supplement to Confidential Private Placement Memorandum of CFC dated November 22, 1996 (the "Supplement").

         (b) "CUSTOMER LISTS" shall mean all names, addresses and other pertinent information in the possession of NHBC relating in any way to customers for products included in the Business, including prospective purchasers who have contacted or been contacted by either of such corporations but from whom orders have not been received.

         (c) "EQUIPMENT" shall mean all of NHBC's furniture, machinery, tools and equipment used in the Business.

3. REPRESENTATIONS AND WARRANTIES OF THE NHBC SHAREHOLDERS. Each of the NHBC Shareholders, jointly and severally, represents and warrants to CFC that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section ) except as such statements may be affected by the transactions specifically described in this Agreement.

         (a) ORGANIZATION; QUALIFICATION. NHBC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada.. NHBC presently has no subsidiaries. NHBC has the corporate power and authority to own, lease and operate the properties used by it in the Business and to carry on the Business as now being conducted by it and as proposed to be conducted by NHBC following the completion of the transactions contemplated hereby, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction where qualification as a foreign corporation is required by reason of its conduct of the Business. The NHBC Shareholders have previously delivered to CFC complete and correct copies of the certificates of incorporation and by-laws of NHBC as presently in effect. A sets forth the names and positions of all directors and officers of NHBC.

         (b) CAPITALIZATION AND TITLE TO STOCK. The authorized capital stock of NHBC consists of 20,000,000 shares of Common Stock, par value $.001 per share, of which 1,000,000 shares are issued and outstanding, and no shares are reserved for issuance.

                  (i) The NHBC Shares have been validly authorized and issued, are fully paid and non-assessable and are owned by the NHBC Shareholders beneficially and of record, free and clear of any lien, security interest, pledge, charge, claim, option, equity, right, restriction on transfer or encumbrance of any nature whatsoever.

                  (ii) There is no option, warrant, call, subscription or other right, commitment or understanding that directly or indirectly calls for the issuance of any shares of capital stock of NHBC. Except as set forth in Exhibit B, neither of such corporations has any equity interest in any corporation, partnership, joint venture or other entity nor is either of them subject to any obligation to make any equity investment in or other capital contribution to any corporation, partnership, joint venture or other entity.

         (c) FINANCIAL STATEMENTS. NHBC has had no operations prior to the date of the merger referred to in the Recitals. The NHBC Shareholders have heretofore furnished CFC with copies of the unaudited balance sheets of National Health Benefits Corporation and National Property Casualty Corporation as of December 31, 1995, and related statements of income for the period then ended, together with unaudited balance sheet as of September 30, 1996, and related statements of income for the period then ended. Such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly such corporations' respective financial positions and results of operations as of, and for the periods, indicated therein.

         (d) ABSENCE OF CERTAIN CHANGES. Since the date of the most recent balance sheet referred to in the preceding paragraph, there has not been:

                  (i) any sale, lease, abandonment or other disposition of any assets relating to the Business other than in the ordinary course of business;

                  (ii) any damage, loss (whether or not covered by insurance) affecting such assets;

                  (iii) any change in the compensation of any employee except for normal year end raises in the ordinary course of the applicable corporation`s business, or any hiring of any employee;

                  (iv) any material adverse change in the condition (financial or other) of the Business; or

                  (v) any other material transaction by NHBC not in the ordinary course of its business.

         (e) BROKERS. All negotiations by the NHBC Shareholders relative to this Agreement and the transactions contemplated hereby have been carried on by the parties and their counsel without the intervention of any other person in such manner as to give rise to any valid claim against CFC for a brokerage commission, finder's fee or other payment.

         (f) ACCOUNTS. All accounts receivable reflected in the financial statements referred to in paragraph 3c or thereafter acquired after the date thereof and prior to the Closing, have been and will be acquired only in the ordinary and regular course of business and will be fully collectible in full at the book value thereof (net of usual reserves for doubtful accounts consistent with prior experience) without set-off or counterclaim.

         (g) CUSTOMER LISTS. NHBC is the sole owner of the Customer Lists free and clear of any claim thereto by any third party and of all mortgages, liens, charges or encumbrances whatsoever.

         (h) OWNERSHIP OF EQUIPMENT. Except as set forth in Exhibit C the Equipment is owned by NHBC free and clear of all mortgages, liens, charges or encumbrances whatsoever.

         (i) CONDITION OF EQUIPMENT. The Equipment is in good operating condition and capable of performing the tasks required of it in the Business.

         (j) LITIGATION. There are no actions, suits, arbitrations or other proceedings or investigations pending or threatened against or affecting NHBC which would, if determined adversely to it, adversely affect its Business, or create any mortgage, lien, charge or encumbrance on any of its assets. NHBC is not subject to any order, writ, injunction or decree of any court or any federal, State, municipal or other governmental department, commission, board, bureau, agency or instrumentality applicable to the Business or such assets.

          (K)      REAL PROPERTY.

                   (i) Exhibit D lists and describes briefly all real property leased or subleased to NHBC. The NHBC Shareholders have delivered to CFC correct and complete copies of the leases and subleases listed in Exhibit D. With respect to each lease and sublease listed in Exhibit D:

                  (A) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

                  (B) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                  (C) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                  (D) no party to the lease or sublease has repudiated any provision thereof;

                  (E) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                  (F) with respect to each sublease, the representations and warranties set forth in subsections A through E above are true and correct with respect to the underlying lease;

                  (G) NHBC has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                  (H) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

                  (I) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of such facilities; and

                  (J) the owner of the facility leased or subleased has good and marketable title to the parcel of real property, free and clear of any security interest, easement, covenant, or other restriction, except for installments of special easements not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

         (l) EMPLOYEE CONTRACTS. NHBC is not a party to any collective bargaining or other contract with any of its employees. The NHBC Shareholders are not aware of any existing or threatened strike, labor action or demand for recognition against either of such corporations by any labor organization or of any pending or threatened claim under any equal employment opportunity or occupational safety and health law.

         (m) EMPLOYEE BENEFIT PLANS. Except as set forth in E, NHBC, has no pension, bonus, profit-sharing, incentive compensation, severance or other plans, programs, agreements or arrangements covering employees or former employees (the "Plans"), including but not limited to "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). True and complete copies of the following items relating to each Plan, where applicable, have heretofore been delivered to
CFC: (i) the plan and trust documents, including all amendments thereto; (ii) the most recent actuarial reports and annual reports; (iii) the most recent determination letter issued by the Internal Revenue Service (the "IRS") and (iv) the most recent summary plan description, summary of material modifications and all material employee communications relating to such plan.

                   (i) All of the Plans are in substantial compliance with all applicable laws, including without limitation the Internal Revenue code of 1986, as amended (the "Code") and ERISA. None of the Plans is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA. Each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and the NHBC Shareholders are not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending, anticipated or threatened litigation relating to the Plans. None of the NHBC Shareholders, NHBC and any of their officers, directors or controlling shareholders is aware of any transaction with respect to any Plan which could subject any person associated with the Plan to
(A) a tax or penalty imposed by either Section 4975 or 4976 of the Code or
Section 502 of ERISA or (B) liability under Section 409 of ERISA.

                   (ii) During the six years preceding the Closing, (a) no liability under Subtitle C or D or Title IV of ERISA has been incurred and not satisfied, and no condition exists which presents a material risk that liability would be incurred thereunder, in each case with respect to any ongoing, frozen or terminated plan currently or formerly maintained or contributed to by NHBC or any entity or person which together with it would be now or at the applicable time considered a "single employer" within the meaning of Section 4001(a) of ERISA (an "ERISA Affiliate"), and (b) check no withdrawal liability has been incurred and not satisfied under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate or that corporation) which could result in liability to that corporation. No Notice of Reportable Event (within the meaning of Section 4043 of ERISA) for which the reporting requirement has not been waived has been required to be filed for any Plan or any "employee benefit plan" (within the meaning of Section 3(3) of ERISA) of an ERISA Affiliate ("Affiliate Plan") within the most recent 12-month period.

                   (iii) All contributions required to be made on or prior to the Closing Date under the terms of any Plan or required by applicable law have been or will be timely made. No Plan or Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code and NHBC and any ERISA Affiliate has no outstanding funding waiver.

                   (iv) Under each Plan which is a "single employer plan," (within the meaning of Section 4001(a)(15) of ERISA, as of the last day of the most recent Plan year, the Accumulated Benefit Obligation (within the meaning of Statement of Financial Accounting Standards No. 87 ("SFAS No. 87") (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation) did not exceed the then current value of the assets of such Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent Plan year.

                   (v) Except as set forth in the Plans, no written or oral representations have been made to any employee promising or guaranteeing any employer payment or funding for the continuation of any medical, dental, life or disability coverage for any period of time beyond the end of the current plan year, except to the extent of coverage required under Section 4980B of the Code.

                  (vi) NHBC has no plan or commitment to create any additional plan, agreement or arrangement or modify or change any existing Plan.

          (n) TAXES. Except as set forth in F as of the closing date, NHBC will not be liable for any taxes or assessments attributable to the operation of the Business (including without limitation of the foregoing, income taxes, excise, unemployment, social security, occupation, franchise, real or personal property, sales or use taxes, import duties or charges or any penalties or interest with respect thereof), except for taxes for the current fiscal year from operations prior to closing, and for taxes payable as a result of the closing. All taxes which have become due and payable have been paid, and all returns and reports required to be filed in connection therewith have been filed with the appropriate taxing authorities. All taxes and other assessments and levies which such corporation is required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental authorities or are not yet payable and are held by the applicable corporation for such payment.

         (o) COMPLIANCE WITH LAW. Except as set forth in G, NHBC's conduct of the Business has fully complied with all laws, ordinances, rulings and regulations of all constituted governmental authorities having jurisdiction with respect to the conduct of such Business, and no violations have been noted in, or issued by, any governmental authority in consequence of the conduct of such Business.

         (p) PURCHASE ORDERS AND CONTRACTS. Neither of the NHBC Shareholders is aware of any facts which would indicate that any of the purchase orders and contracts of NHBC will result in a loss upon completion.

         (q) CERTAIN BUSINESS RELATIONSHIPS. Except as set forth in H, none of NHBC, or any of its affiliates or family members of such affiliates has been involved in any business arrangement or relationship with NHBC within the last 24 months, and none of such persons or entities owns any asset, tangible or intangible, which is used in the Business.

         (r) DISQUALIFICATION PROVISIONS. None of the NHBC Shareholders and any officer or director of NHBC is subject to any of the disqualification provisions of Regulation A of the Securities and Exchange Commission under the Securities Act of 1933 or any similar state "blue sky" law of any state.

         (s) UNREGISTERED STATUS OF CFC SHARES. Each of the NHBC Shareholders is aware that the CFC Shares have not been registered under the Securities Act of 1933, that such Shares may not be sold or otherwise transferred in the absence of such registration or an exemption therefrom, and that the certificates evidencing the CFC Shares will bear the legends set forth below and any others as may be required by law:

         THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. HOLDERS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

         (t) DISCLOSURE. No representation or warranty by the NHBC Shareholders in this Agreement or any statement furnished or to be furnished by the NHBC Shareholders pursuant hereto, or in conjunction with the transactions contemplated hereby, contains or will contain any untrue or misleading statement of a material fact or omits or will omit to state a material fact necessary to make the statements so made or furnished not misleading.

4. REPRESENTATIONS AND WARRANTIES OF CFC. CFC represents and warrants to the NHBC Shareholders that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section ) except as such statements may be affected by the transactions specifically described in the Confidential Private Placement Memorandum dated September 3, 1996, as supplemented.

         (a) ORGANIZATION; QUALIFICATION. CFC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Utah. It has no subsidiaries. CFC has the corporate power and authority to own, lease and operate the properties used in its business and to carry on its business as now being conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction where qualification as a foreign corporation is required by reason of its conduct of such business. CFC has previously delivered to the NHBC Shareholders complete and correct copies of the certificate of incorporation and by-laws of CFC as presently in effect. I sets forth the names and positions of all directors and officers of CFC.

         (b) CAPITALIZATION. The authorized capital stock of CFC consist of 100,000,000 shares of Common Stock, par value $.001 per share, of which 3,348,302 shares are issued and outstanding, and no shares are reserved for issuance. There is no option, warrant, call, subscription or other right, commitment or understanding that directly or indirectly calls for the issuance of any shares of capital stock of CFC. Except as set forth in J, CFC has no equity interest in any corporation, partnership, joint venture or other entity nor is CFC subject to any obligation to make any equity investment in or other capital contribution to any corporation, partnership, joint venture or other entity.

         (c) DUE AUTHORIZATION. All necessary corporate proceedings have been had to authorize the execution and delivery by CFC of this Agreement and the consummation by CFC of the transactions contemplated hereby.

         (d) POWER TO SELL. CFC has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

         (e) FINANCIAL STATEMENTS. CFC has heretofore furnished the NHBC Shareholders with copies of its audited balance sheet as of March 31, 1996, and related statement of income for the period then ended, in each case accompanied by a report thereon by Dohan & Co., together with an unaudited balance sheet as of September 30, 1996, and related statement of income for the period then ended. Such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly CFC's financial position and results of operations as of, and for the periods, indicated therein.

         (f) ABSENCE OF CERTAIN CHANGES. Since the date of the most recent balance sheet referred to in the preceding paragraph, there has not been:

                  (i) any sale, lease, abandonment or other disposition by CFC of any assets other than in the ordinary course of business;

                  (ii) any damage, loss (whether or not covered by insurance) affecting such assets; or

                  (iii) any material adverse change in the condition (financial or other) of CFC's business

          (g) LITIGATION. There are no actions, suits, arbitrations or other proceedings or investigations pending or threatened against or affecting CFC which would, if determined adversely to CFC, materially and adversely affect the Business or the NHBC Shareholders' title to the CFC Shares, or create any material mortgage, lien, charge or encumbrance thereon or on any asset of CFC. CFC is not subject to any order, writ, injunction or decree of any court or any federal, State, municipal or other governmental department, commission, board, bureau, agency or instrumentality applicable to the CFC Shares or such assets.

          (h) BROKERS. All negotiations by CFC relative to this Agreement and the transactions contemplated hereby have been carried on by the parties and their counsel without the intervention of any other person in such manner as to give rise to any valid claim against the NHBC Shareholders for a brokerage commission, finder's fee or other payment.

         (i) ERISA. CFC has no pension, bonus, profit-sharing or retirement plans for officers or employees, and is not required to contribute to any multi-employer pension plan.

         (j) CERTAIN BUSINESS RELATIONSHIPS. Except as described in the Confidential Private Placement Memorandum dated September 3, 1996, as supplemented, no officer or director of CFC or any of his affiliates or family members has been involved in any business arrangement or relationship with CFC within the last 24 months, and none of such persons or entities owns any asset, tangible or intangible, which is used in CFC's business.

         (k) DISCLOSURE. No representation or warranty by CFC in this Agreement or any statement furnished or to be furnished by CFC pursuant hereto, or in conjunction with the transactions contemplated hereby, contains or will contain any untrue or misleading statement of a material fact or omits or will omit to state a material fact necessary to make the statements so made or furnished not misleading.

5. COVENANTS OF THE NHBC SHAREHOLDERS. The NHBC Shareholders covenant as follows.

         (a) CERTAIN ACTIONS PRIOR TO CLOSING. From and after the date of this Agreement and until the Closing, the NHBC Shareholders shall

                  (i) provide CFC access to the Customer Lists and other marketing information pertinent to the providing of services or sale of products in the Business;

                  (ii) use its best efforts to maintain its existing relationships with customers, suppliers and others and refrain from taking any action which might reasonably be expected to result in injury to the business reputation or good will relating to the sale of such services or products.

         (b) ACCESS TO RECORDS. During the period from the date of this Agreement through the Closing, the NHBC Shareholders shall make available to CFC and its representatives, for inspection, the books of account (including accountants' work papers) and other business records of NHBC relating to the Business and shall cooperate with CFC in making such investigations of the Business as CFC may reasonably deem appropriate, including without limitation making the employees of such corporations available to answer CFC's reasonable inquiries relating to the operations of the Business.

          (c) NON-COMPETITION. For a period of three (3) years from and after the date of this Agreement and within the United States, neither the NHBC Shareholders nor any director, officer or other person, firm, organization, company or corporation directly or indirectly controlling or controlled by the NHBC Shareholders will own, manage, operate, join, control or participate in the ownership, management or control of any business enterprise which is engaged in the Business.

         (d) INDEMNIFICATION. The NHBC Shareholders shall indemnify and hold harmless CFC against and in respect of:

                  (i) any damage or deficiency resulting from misrepresentation, breach of warranty or nonfulfillment of any agreement on the part of the NHBC Shareholders under this Agreement or from any misrepresentation of fact or misleading statement of fact in any instrument furnished or to be furnished to CFC under this Agreement; and

                  (ii) all actions, suits, proceedings, assessments, judgments, costs and expenses (including attorney's fees) reasonably incurred incident to any of the foregoing;

provided that CFC shall as soon as practicable after receipt of notice of any claim relating to the foregoing clauses i or ii have notified the NHBC Shareholders thereof in writing and tendered to them the defense thereof.

6. COVENANTS OF CFC. CFC covenants as follows.

         (a) COMPLETE OFFERING. CFC shall make all reasonable efforts to complete the private offering referred to in Section 7a as promptly as is reasonably practicable.

         (b) ACCESS TO RECORDS. During the period from the date of this Agreement through the Closing, CFC shall make available to the NHBC Shareholders and its representatives, for inspection, CFC's books of account (including accountants' work papers) and other business records relating to its business and shall cooperate with the NHBC Shareholders in making such investigations of such business as the NHBC Shareholders may reasonably deem appropriate, including without limitation making CFC's employees available to answer the NHBC Shareholders' reasonable inquiries relating to the operations of its business.

         (c) INDEMNIFICATION. CFC shall indemnify and hold harmless the NHBC Shareholders against and in respect of:

                  (i) any damage or deficiency resulting from misrepresentation, breach of warranty or nonfulfillment of any agreement on the part of CFC under this Agreement or from any misrepresentation of fact or misleading statement of fact in any instrument furnished or to be furnished to the NHBC Shareholders under this Agreement; and

                  (ii) all actions, suits, proceedings, assessments, judgments, costs and expenses (including attorney's fees) reasonably incurred incident to any of the foregoing;

provided that the NHBC Shareholders shall as soon as practicable after receipt of notice of any claim relating to the foregoing clauses i or ii have notified CFC thereof in writing and tendered to it the defense thereof.

7. CONDITIONS PRECEDENT TO CFC'S OBLIGATIONS. The obligations of CFC hereunder shall be subject to the satisfaction, on or before the date of Closing, of the following conditions precedent or concurrent.

         (a) COMPLETION OF PRIVATE OFFERING. CFC shall have completed and closed its contemplated private offering of $2,800,000 of common stock as described in its Confidential Private Offering Memorandum dated September 3, 1996 and shall have received from such offering net proceeds of not less than $625,000.

         (b) TRUTH OF REPRESENTATIONS. Each of the representations and warranties of the NHBC Shareholders contained in this Agreement shall be true and correct at and as of the time of Closing date as if made as of such time.

         (c) DELIVERY OF DOCUMENTS. All documents required to be delivered by the NHBC Shareholders at or prior to the Closing shall have been delivered.

         (d) OPINION OF COUNSEL. CFC shall have received an opinion dated the date of Closing of. Gordon & Silver, LTD, counsel for the NHBC Shareholders to the effect that:

                   (i) NHBC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, and has the corporate power and authority to own, lease and operate the properties used in the Business and to carry on the Business as now being conducted and as proposed to be conducted following the completion of the transactions contemplated hereby, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction where qualification as a foreign corporation is required by reason of its conduct of the Business..

                   (ii) The authorized capital stock of NHBC consists of 20,000,000 shares of Common Stock, par value $.001 per share, of which 1,000,000 shares are issued and outstanding, and no shares are reserved for issuance.

                   (iii) The NHBC Shares have been validly authorized and issued, are fully paid and non-assessable and to the best of such counsel's knowledge after due inquiry are owned by the NHBC Shareholders beneficially and of record, free and clear of any lien, security interest, pledge, charge, claim, option, equity, right, restriction on transfer or encumbrance of any nature whatsoever.

                   (iv) The execution and delivery by the NHBC Shareholders of this Agreement and the consummation of the transactions contemplated hereby, will not violate, be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, any of the terms or provisions of any agreement or instrument known to such counsel and to which NHBC or either of the NHBC Shareholders is a party or by which any of their property may be bound or affected.

                   (v) This Agreement is a valid and binding obligation of the NHBC Shareholders, enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the rights of creditors generally, and to principles of equity which may limit the availability of specific performance in certain circumstances.

8. CONDITIONS PRECEDENT TO THE NHBC SHAREHOLDERS' OBLIGATIONS. The obligations of the NHBC Shareholders hereunder shall be subject to the satisfaction, on or before the date of Closing, of the following conditions precedent or concurrent.

         (a) COMPLETION OF PRIVATE OFFERING. CFC shall have completed and closed its contemplated private offering of common stock as described in its Confidential Private Offering Memorandum dated September 3, 1996 and shall have received from such offering net proceeds of not less than $625,000.

         (b) TRUTH OF REPRESENTATIONS. Each of the representations and warranties of CFC contained in this Agreement shall be true and correct at and as of the time of Closing date as if made as of such time.

         (c) DELIVERY OF DOCUMENTS. All documents required to be delivered by CFC at or prior to the Closing shall have been delivered.

         (d) ENLARGEMENT OF CFC BOARD. CFC shall have taken all required corporate action to increase the number of directors comprising the entire board of CFC to 7.

         (e) OPINION OF COUNSEL. The NHBC Shareholders shall have received an opinion dated the date of Closing of Robert J. Poulson, Jr., Esq., counsel for CFC to the effect that:

                  (i) CFC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Utah. CFC has the corporate power and authority to own, lease and operate the properties used in its business and to carry on its business as now being conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction where qualification as a foreign corporation is required by reason of its conduct of such business.

                  (ii) The authorized capital stock of CFC consist of 100,000,000 shares of Common Stock, par value $.001 per share, of which 5,548,302 shares are issued and outstanding.

                  (iii) The CFC Shares have been validly authorized and issued, are fully paid and non-assessable.

                  (iv) All necessary corporate proceedings have been had to authorize the execution and delivery by CFC of this Agreement and the consummation by CFC of the transactions contemplated hereby.

                  (v) CFC has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

                  (vi) The execution and delivery by CFC of this Agreement and the consummation of the transactions contemplated hereby, do not violate any provisions of the certificate of incorporation or bylaws of CFC and will not violate, be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, any of the terms or provisions of any agreement or instrument known to such counsel and to which CFC is a party or by which CFC or any of its property may be bound or affected.

                  (vii) This Agreement is a valid and binding obligation of CFC, enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the rights of creditors generally, and to principles of equity which may limit the availability of specific performance in certain circumstances.

9. THE CLOSING. The Closing hereunder shall take place at ______ A.M. Eastern Standard time on December 31, 1996, at the offices of Robert J. Poulson, Jr., 67 Wall Street, New York, NY 10005, or at such other time or place as the parties may mutually agree. At the Closing:

         (a) DOCUMENTS TO BE DELIVERED BY THE NHBC SHAREHOLDERS. The NHBC Shareholders will deliver to CFC:

                  (i) certificates evidencing the NHBC Shares, duly endorsed or accompanied by stock powers duly executed in blank; and

                  (ii) the opinion referred to in Section 7d.

         (b) DOCUMENTS TO BE DELIVERED BY CFC. CFC will deliver to the NHBC
Shareholders:

                   (i)      certificates evidencing the CFC Shares; and

                   (ii)     the opinion referred to in Section 8e.

         (c) EMPLOYMENT AGREEMENT. The parties will execute and deliver an Employment Agreement in the form of Exhibit L.

          (d) ELECTION OF CFC AND NHBC DIRECTORS AND OFFICERS. The Board of Directors of CFC shall appoint the NHBC Shareholders as directors of CFC to fill the two recently created vacancies, and shall elect Caliendo and Carder as President and Chief Financial Officer, respectively, of CFC. The Board shall elect Caliendo as its Executive Chairman, replacing the present Executive Chairman.

10. POST-CLOSING TRANSACTIONS.

         (a) FURTHER INSTRUMENTS. After the Closing, on the reasonable request of either party, the others shall do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances, powers of attorney and other instruments and documents as may be required to carry out the transactions contemplated by this Agreement.

         (b) WORKING CAPITAL. Immediately following the Closing, CFC shall contribute an aggregate of $625,000 to NHBC for use as working capital.

11. MISCELLANEOUS.

         (a) CONFIDENTIALITY. Each of the parties shall, and shall cause its directors, employees, shareholders, affiliates, agents and representatives to keep confidential as proprietary and privileged information the terms and conditions contained herein, the negotiations of the parties respecting the consummation of the transactions contemplated hereby, and any other item which may be expressly identified or noticed as confidential to be non-disclosing party (collectively "confidential information"). Notwithstanding the foregoing, each of the parties shall have the right to disclose any confidential information to such of its officers, directors, employees, shareholders, agents and representatives as they need to know such confidential information in order to proceed with the transactions contemplated hereby. CFC may make a general public announcement about the subject matter of this Agreement at such time as CFC may deem appropriate. Any such announcement shall be subject to approval as to its contents by the NHBC Shareholders.

         (b) ENTIRE AGREEMENT; MODIFICATION. This Agreement, and the documents delivered pursuant hereto, record the entire agreement among the parties hereto and all the representations and warranties made by any party with respect to the subject matter hereof. This Agreement may be amended only by a written instrument executed on behalf of each of the parties, or by a duly authorized officer as appropriate.

         (c) GOVERNING LAW. All questions relating to the validity, interpretation and performance of this Agreement shall be determined in accordance with the laws of the State of New York, without reference to principles of conflict of laws.

          (d) NOTICES. All communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, return receipt requested, postage prepaid and properly addressed as follows:

                                  To CFC:

                                           Champion  Financial Corporation
                                           19 Hillsyde Court
                                           Cockeysville, MD 21030

                                  With copies (which shall not constitute
                                  notice) to:

                                           Robert J. Poulson, Jr., Esq.
                                           67 Wall Street
                                           New York, NY 10005

                                  To the NHBC Shareholders:

                                           Paul F. Caliendo
                                           8075 E. Dale Lane
                                           Scottsdale, AZ 85262


                                           Stephen J. Carder
                                           8417 E. Whispering
                                           Wind Drive
                                           Scottsdale, AZ 85255


                                  With copies (which shall not constitute
                                  notice) to:

                                           ______________
                                           ______________
                                           ______________

                                           Attention:___________




         (e) COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         (f) HEADINGS. The Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provisions thereof.

         (g) SURVIVAL OF REPRESENTATIONS. The representations and warranties contained in this Agreement shall survive the closing.

         IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be executed by their officers thereunto duly authorized as of the day and year first above written.
                                            /s/ Paul F. Caliendo
                                            ------------------------
                                            Paul F. Caliendo

                                            /s/ Stephen J. Carder
                                            ------------------------
                                            Stephen J. Carder

                                            Champion Financial Corporation

                                            By: /s/ Marcy M. Engelbrecht
                                                ------------------------

                                    EXHIBITS

          Exhibit A         Officers and Directors of NHBC

          Exhibit B         Subsidiaries, etc. of NHBC

          Exhibit C         Equipment Encumbrances

          Exhibit D         Real Property

          Exhibit E         Employee Benefit Plans

          Exhibit F         Taxes

          Exhibit G         Legal Compliance

          Exhibit H         Certain Transactions

          Exhibit I         Directors and Officers of CFC

          Exhibit J         Subsidiaries, etc. of CFC

          Exhibit K         CFC Employee Benefit Plans

          Exhibit L         Form of Employment Agreement

                   NATIONAL HEALTH BENEFITS & CASUALTY CORP.

                                    EXHIBIT A

                            Officers and Directors of
                    National Health Benefits & Casualty Corp

            Paul F. Caliendo                     President/CEO
            8075 E. Dale Lane                    Director
            Scottsdale, AZ 85262

            Stephen J. Carder                    Executive Vice President
            8417 E. Whispering Wind Drive        Director
            Scottsdale, AZ 85255

            Mitchell A. Rosenberg                Vice President
            8810 N. 83rd St.
            Scottsdale, AZ 85258

                    NATIONAL HEALTH BENEFITS & CASUALTY CORP.


                                    EXHIBIT B

                              Subsidiaries, etc. of
                    National Health Benefits & Casualty Corp

                                      None

                   NATIONAL HEALTH BENEFITS & CASUALTY CORP.



                                   EXHIBIT C

                             Equipment Encumbrances

          All of the equipment is subject to a blanket security interest in favor of NHBC's principal lending bank.

                    NATIONAL HEALTH BENEFITS & CASUALTY CORP.

                                    EXHIBIT D

                                  Real Property

                                Lease is attached

                    NATIONAL HEALTH BENEFITS & CASUALTY CORP.

                                    EXHIBIT E

                             Employee Benefit Plans

                                      None

                    NATIONAL HEALTH BENEFITS & CASUALTY CORP.

                                    EXHIBIT F

                                      Taxes

                                      None

                    NATIONAL HEALTH BENEFITS & CASUALTY CORP.

                                    EXHIBIT G

                                Legal Compliance

                                      None

                    NATIONAL HEALTH BENEFITS & CASUALTY CORP.

                                    EXHIBIT H

                              Certain Transactions

                    NATIONAL HEALTH BENEFITS & CASUALTY CORP.


                                    EXHIBIT I

                          Directors and Officers of CFC

                    NATIONAL HEALTH BENEFITS & CASUALTY CORP.



                                    EXHIBIT J

                            Subsidiaries, etc. of CFC

         MPLC, Inc. is a wholly owned subsidiary of CFC. MPLC has entered into an agreement to purchase 40% of the outstanding capital stock of Hayes, Incorporated.

                    NATIONAL HEALTH BENEFITS & CASUALTY CORP.



                                    EXHIBIT K

                           CFC Employee Benefit Plans

                    NATIONAL HEALTH BENEFITS & CASUALTY CORP.



                                    EXHIBIT L

                          Form of Employment Agreement

                                      NONE